EXHIBIT 99.1
SemGroup Reports Financial Results for First Quarter 2018

Tulsa, Okla. - May 8, 2018 - SemGroup® Corporation (NYSE:SEMG) today reported first quarter 2018 net loss of $33.0 million, compared to net income of $2.6 million in fourth quarter 2017 and net loss of $10.3 million in first quarter 2017. The decrease from fourth quarter 2017 is primarily due to an approximate $27 million reduction in net gains and losses related to divestitures and impairments.

Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) was $93.4 million in first quarter 2018, compared to $111.5 million in fourth quarter 2017 and $60.7 million in first quarter 2017. Adjusted EBITDA is a non-GAAP measure and is reconciled to net income below.

“We have executed extremely well so far this year by closing on the sale of two non-core businesses; executing a capital raise; funding the HFOTCO final payment and announcing the contract supported conversion of one of our White Cliffs crude pipelines to NGL service,” said SemGroup President and Chief Executive Officer Carlin Conner. “We've successfully streamlined and strengthened our portfolio with nearly 60 percent of our gross margin now driven by secure take-or-pay contracts.  We are on track with our two largest growth projects that will drive future earnings growth at HFOTCO and Canada. Our first quarter results, absent a one-time adjustment, delivered expected earnings. In the second half of the year we expect incremental new EBITDA from our HFOTCO expansion, as well as an increase in our Mid-Continent volumes. The reliability of our cash flow supports our ongoing capital reinvestment and dividend growth projections.”

Recent Developments
On April 12, SemGroup announced it had completed the sale of its SemLogistics business unit, a petroleum storage facility in the United Kingdom, to Valero Logistics UK Ltd, a subsidiary of Valero Energy Corporation.

On April 17, SemGroup made the final payment related to the HFOTCO acquisition in the amount of $579.6 million, reflecting the early payment discount of approximately $20 million. The payment was funded through revolving credit facility borrowings and cash on hand.

On May 1, SemGroup announced that its Board of Directors has declared a quarterly cash dividend to common shareholders.  A dividend in the amount of $0.4725 per share, or $1.89 per share annualized, will be paid on May 25, 2018 to all common shareholders of record on May 16, 2018.

Also on May 1, SemGroup announced that its Board of Directors declared a dividend to holders of its 7% Series A Cumulative Perpetual Convertible Preferred Stock. The company elected, pursuant to the terms of the convertible preferred shares, to have the quarterly dividend added to the liquidation preference of such shares as a payment in kind. The record date for the payment in kind on the shares of convertible preferred stock is May 16, 2018 and the payment date is May 25, 2018.

On May 7, SemGroup announced plans to convert a portion of the White Cliffs Pipeline system to natural gas liquids (NGL) service. SemGroup owns 51 percent of White Cliffs Pipeline and is the operator. The project is backstopped by 10-year agreements with DCP Midstream, LP (NYSE: DCP) and its affiliate DCP Southern Hills Pipeline, LLC. The pipeline conversion will diversify White Cliffs Pipeline delivery capabilities and enhance service to Colorado’s growing DJ Basin. As operator, SemGroup will convert one of the 12-inch-diameter pipelines from crude service to NGL Y-grade service connecting the DJ Basin to Cushing, Okla. Th

e pipeline will have an initial capacity of 90,000 barrels per day and will be expandable up to 120,000 barrels per day. It will be taken out of service late first quarter 2019 for conversion and is expected to be in service during the fourth quarter 2019. As part of the project, SemGroup will construct a 12-mile extension of White Cliffs Pipeline south of Cushing to interconnect with Southern Hills Pipeline in order to move NGLs south to Mont Belvieu. The 10-year agreements provide DCP and Southern Hills with 50,000 barrels per day of NGL transportation capacity on the converted White Cliffs Pipeline. The project is estimated to cost between $60 million and $66 million, of which SemGroup will fund 51 percent. SemGroup anticipates minimal spending on this project in 2018. Based on the currently executed contract, the project is estimated to be constructed at less than 4x EBITDA multiple. White Cliffs Pipeline and Southern Hills Pipeline will soon conduct a joint binding open season to attract additional commitments from other producers and processors in the DJ Basin. Shippers will move product under a published joint tariff between the two carriers.

Segment Profit
SemGroup management believes segment profit is a valuable measure of the operating and financial performance of the company's operating segments. Segment profit is defined as revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reconciliations can be found in the tables of this release.

“Excluding the one-time insurance write-off at HFOTCO, our first quarter results were right in line with expectations,” said SemGroup Chief Financial Officer Bob Fitzgerald. “We expect operating results to increase throughout the year as volumes in our core operating areas continue to grow and new expansion projects come on line this summer.”

	Three Months Ended
	March 31,		December 31,
Segment Profit:	2018	2017	2017
Crude Transportation	$34,310	$28,251	$41,641
Crude Facilities	9,341	9,564	14,116
Crude Supply and Logistics	(6,583)	(2,428)	(1,507)
HFOTCO	30,988	—	33,032
SemGas	14,277	18,227	14,539
SemCAMS	22,113	16,865	23,668
Other and eliminations	10,963	8,367	8,153
Total Segment Profit	$115,409	$78,846	$133,642

Performance by Segment Profit - First Quarter 2018 vs. Fourth Quarter 2017

•
Crude Transportation decreased $7.3 million due to the absence of approximately $4 million related to Glass Mountain Pipeline earnings in fourth quarter 2017. Field Services decreased $4 million due to lower volumes primarily related to weather impacts during the quarter.

•	Crude Facilities decreased $4.8 million related to the recognition of an approximately $5 million take-or-pay deficiency in fourth quarter 2017.

•	Crude Supply and Logistics decreased $5 million primarily due to lower marketing and blending margins.

•	HFOTCO was down $2 million. Increased throughput volumes were more than offset by a $4 million write-off of an insurance claim receivable.

•	SemGas was flat with growing STACK volumes more than offsetting a decline in Mississippi Lime volumes.

•
SemCAMS decreased $1.5 million due to the absence of producer recoveries in fourth quarter 2017, offset partially by the recognition of certain take-or-pay deficiency revenues in the first quarter 2018.

Select Operating Statistics	1Q2018	1Q 2017	4Q 2017
Crude Transportation
Transportation Volumes (mbbl/d)	182	179	193
White Cliffs Pipeline Volumes (mbbl/d)	107	111	92
Crude Facilities
Cushing Terminal Utilization %	98%	100%	100%
HFOTCO
Average Terminal Utilization %	97%	N/A	98%
SemGas(1)
Total Average Processing Volumes (mmcf/d)	305	287	252
SemCAMS(2)
Total Average Throughput Volumes (mmcf/d)	441	414	452

(1) SemGas volumes include total volumes processed - Northern Oklahoma and Sherman, Texas
(2) SemCAMS volumes include total volumes processed - K3, KA and West Fox Creek facilities

Guidance Outlook
Based on our first quarter results and expectations for the remainder of 2018, SemGroup is affirming its initial financial guidance provided earlier this year.

Earnings Conference Call
SemGroup will host a conference call for investors at 11 a.m. Eastern, May 9, 2018. The call can be accessed live over the telephone by dialing 855-239-1101, or for international callers, 412-542-4117. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at www.semgroupcorp.com. A replay of the webcast will be available following the call. The first quarter 2018 slide deck will be posted under presentations.

About SemGroup
SemGroup® Corporation (NYSE:SEMG) moves energy across North America through a network of pipelines, processing plants, refinery-connected storage facilities and deep-water marine terminals with import and export capabilities. SemGroup serves as a versatile connection between upstream oil and gas producers and downstream refiners and end users. Key areas of operation and growth include western Canada, the Mid-Continent and the Gulf Coast. SemGroup is committed to safe, environmentally sound operations. Headquartered in Tulsa, Okla., the company has additional offices in Calgary, Alberta; Platteville, Colo.; and Channelview, Texas.

SemGroup uses its Investor Relations website and social media outlets as channels of distribution of material company information. Such information is routinely posted and accessible on our Investor Relations website at www.semgroupcorp.com, our Twitter account and LinkedIn account.

Non-GAAP Financial Measures
SemGroup’s non-GAAP measures, Adjusted EBITDA and Total Segment Profit, are not GAAP measures and are not intended to be used in lieu of GAAP presentation of net income (loss) and operating income, respectively, which are the most closely associated GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day to day operations of the business. These items are not considered non-recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as gains on the sale of NGL Energy Partners LP common units, costs related to our predecessor’s bankruptcy, significant business development related costs, significant legal settlements, severance and other similar costs. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to remove these items from our Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, mechanical interruptions and numerous other factors. We do not adjust for these types of variances.
Total Segment Profit represents revenue, less cost of products sold (exclusive of depreciation and amortization) and operating expenses, plus equity earnings and is adjusted to remove unrealized gains and losses on commodity derivatives and to reflect equity earnings on an EBITDA basis. Reflecting equity earnings on an EBITDA basis is achieved by adjusting equity earnings to exclude our percentage of interest, taxes, depreciation and amortization from equity earnings for operated equity method investees. For our investment in NGL Energy, we exclude equity earnings and include cash distributions received. Segment profit is the measure by which management assess the performance of our reportable segments.

These measures may be used periodically by management when discussing our financial results with investors and analysts and are presented as management believes they provide additional information and metrics relative to the performance of our businesses. These non-GAAP financial measures have important limitations as analytical tools because they excludes some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider non-GAAP measures in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for the limitations of our non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the non-GAAP measure and the most comparable GAAP measure and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results. Because all companies do not use identical calculations, our presentations of non-GAAP measures may be different from similarly titled measures of other companies, thereby diminishing their utility.

Forward-Looking Statements
Certain matters contained in this Press Release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, our anticipated annual dividend growth rate, management's plans and objectives for future operations, planned capital expenditures, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to generate sufficient cash flow from operations to enable us to pay our debt obligations and our current and expected dividends or to fund our other liquidity needs; any sustained reduction in demand for, or supply of, the petroleum products we gather, transport, process, market and store; the effect of our debt level on our future financial and operating flexibility, including our ability to obtain additional capital on terms that are favorable to us; our ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations and equity; the failure to realize the anticipated benefits of our acquisition of 100 percent of the equity interests in Buffalo Parent Gulf Coast Terminals LLC, the parent company of Buffalo Gulf Coast Terminals LLC and HFOTCO LLC, doing business as Houston Fuel Oil Terminal Company (“HFOTCO”); the loss of, or a material nonpayment or nonperformance by, any of our key customers; the amount of cash distributions, capital requirements and performance of our investments and joint ventures; the consequences of any divestitures of non-strategic operating assets or divestitures of interests in some of our operating assets through partnerships and/or joint ventures; the amount of collateral required to be posted from time to time in our commodity purchase, sale or derivative transactions; the impact of operational and developmental hazards and unforeseen interruptions; our ability to obtain new sources of supply of petroleum products; competition from other midstream energy companies; our ability to comply with the covenants contained in our credit agreements, continuing covenant agreement, and the indentures governing our notes, including requirements under our credit agreements and continuing covenant agreement to maintain certain financial ratios; our ability to renew or replace expiring storage, transportation and related contracts; the overall forward markets for crude oil, natural gas and natural gas liquids; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; any future impairment of goodwill resulting from the loss of customers or business; changes in currency exchange rates; weather and other natural phenomena, including climate conditions; a cyber attack involving our information systems and related infrastructure, or that of our business associates; the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies; costs of, or changes in, laws and regulations and our failure to comply with new or existing laws or regulations, particularly with regard to taxes, safety and protection of the environment; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; general economic, market and business conditions; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:

Alisa Perkins
918-524-8081
investor.relations@semgroupcorp.com

Media:
Tom Droege
918-524-8560
tdroege@semgroupcorp.com

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets	$923,524	$902,899
Property, plant and equipment, net	3,380,574	3,315,131
Goodwill and other intangible assets	647,544	655,945
Equity method investments	279,054	285,281
Other noncurrent assets, net	142,845	132,600
Noncurrent assets held for sale	65,784	84,961
Total assets	$5,439,325	$5,376,817
LIABILITIES, PREFERRED STOCK AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5,527	$5,525
Other current liabilities	625,131	761,036
Total current liabilities	630,658	766,561
Long-term debt, excluding current portion	2,733,957	2,853,095
Other noncurrent liabilities	97,935	85,080
Noncurrent liabilities held for sale	14,258	13,716
Total liabilities	3,476,808	3,718,452
Preferred stock	342,354	—
Total owners' equity	1,620,163	1,658,365
Total liabilities, preferred stock and owners' equity	$5,439,325	$5,376,817

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Revenues	$661,609	$456,100	$606,806
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	496,132	348,998	427,534
Operating	69,791	52,083	66,669
General and administrative	26,477	21,712	26,859
Depreciation and amortization	50,536	24,599	58,085
Loss (gain) on disposal or impairment, net	(3,566)	2,410	(30,468)
Total expenses	639,370	449,802	548,679
Earnings from equity method investments	12,614	17,091	15,120
Operating income	34,853	23,389	73,247
Other expenses, net	44,805	33,571	39,487
Income (loss) before income taxes	(9,952)	(10,182)	33,760
Income tax expense	23,083	95	31,141
Net income (loss)	(33,035)	(10,277)	2,619
Less: cumulative preferred stock dividends	4,832	—	—
Net income (loss) attributable to common shareholders	$(37,867)	$(10,277)	$2,619
Net income (loss)	$(33,035)	$(10,277)	$2,619
Other comprehensive income (loss), net of income tax	18,171	6,033	(4,102)
Comprehensive loss	$(14,864)	$(4,244)	$(1,483)

Net income (loss) per common share:
Basic	$(0.48)	$(0.16)	$0.03
Diluted	$(0.48)	$(0.16)	$0.03
Weighted average shares (thousands):
Basic	78,198	65,692	78,189
Diluted	78,198	65,692	78,749

Reconciliation of Net Income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Net income (loss)	$(33,035)	$(10,277)	$2,619
Add: Interest expense	42,461	13,867	42,954
Add: Income tax expense	23,083	95	31,141
Add: Depreciation and amortization expense	50,536	24,599	58,085
EBITDA	83,045	28,284	134,799
Selected Non-Cash Items and Other Items Impacting Comparability	10,326	32,383	(23,306)
Adjusted EBITDA	$93,371	$60,667	$111,493
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Loss (gain) on disposal or impairment, net	$(3,566)	$2,410	$(30,468)
Foreign currency transaction loss (gain)	3,294	—	(2,951)
Adjustments to reflect equity earnings on an EBITDA basis	4,883	6,709	6,811
M&A transaction related costs	1,156	—	1,649
Pension plan curtailment loss	—	—	89
Employee severance and relocation expense	137	558	720
Unrealized loss (gain) on derivative activities	2,226	27	(892)
Non-cash equity compensation	2,196	2,757	1,736
Loss on early extinguishment of debt	—	19,922	—
Selected Non-Cash Items and Other Items Impacting Comparability	$10,326	$32,383	$(23,306)

Segment Profit and Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
Segment Profit:	2018	2017	2017
Crude Transportation	$34,310	$28,251	$41,641
Crude Facilities	9,341	9,564	14,116
Crude Supply and Logistics	(6,583)	(2,428)	(1,507)
HFOTCO	30,988	—	33,032
SemGas	14,277	18,227	14,539
SemCAMS	22,113	16,865	23,668
Other and eliminations	10,963	8,367	8,153
Total Segment Profit	115,409	78,846	133,642
Less:
General and administrative expense	26,477	21,712	26,859
Other expense (income)	(950)	(218)	(516)
Pension curtailment loss	—	—	(89)
Plus:
M&A related costs	1,156	—	1,649
Employee severance and relocation	137	558	720
Non-cash equity compensation	2,196	2,757	1,736
Consolidated Adjusted EBITDA	$93,371	$60,667	$111,493

Reconciliation of Operating Income to Total Segment Profit:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2018	2017	2017
Operating income	$34,853	$23,389	$73,247
Plus
Adjustments to reflect equity earnings on an EBITDA basis	4,883	6,709	6,811
Unrealized loss (gain) on derivatives	2,226	27	(892)
General and administrative expense	26,477	21,712	26,859
Depreciation and amortization	50,536	24,599	58,085
Loss (gain) on disposal or impairment, net	(3,566)	2,410	(30,468)
Total Segment Profit	$115,409	$78,846	$133,642